November 12, 2019

Jeffrey Sloan
Chief Executive Officer
GLOBAL PAYMENTS INC
3550 Lenox Road
Atlanta, Georgia 30326

       Re: GLOBAL PAYMENTS INC
           Form 10-K for the fiscal year ended December 31, 2018
           Filed February 21, 2019
           Form 8-K filed July 30, 2019
           File No. 1-16111

Dear Mr. Sloan:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Trade &
Services
cc:    David Green, General Counsel